Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of August 3, 2015, is entered into by and among Cyan, Inc., a Delaware corporation (the “Company”), Ciena Corporation, a Delaware corporation (“Parent Guarantor”), and U.S. Bank National Association, a national banking association, as trustee hereunder (the “Trustee”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of December 12, 2014, as supplemented by that certain First Supplemental Indenture, dated as of April 27, 2015 (such indenture, as so supplemented, the “Indenture”), relating to the issuance of the 8.00% Convertible Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Company, Parent Guarantor, and Neptune Acquisition Subsidiary, Inc. (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of May 3, 2015, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 2, 2015 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly owned subsidiary of Parent Guarantor. Each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive 0.19936 shares of Parent Guarantor’s common stock, par value $0.01 per share, and $0.63 in cash, in each case as set forth in the Merger Agreement;

WHEREAS, Section 14.09 of the Indenture provides, among other things, that in the event of a consolidation, merger, combination or similar transaction involving the Company, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Specified Corporate Event”), then the Company or the successor or acquiring corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(c) of the Indenture providing that, at and after the effective time of such Specified Corporate Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Specified Corporate Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon the occurrence of such Specified Corporate Event; provided, however, that at and after the effective time of the Specified Corporate Event, (A) the Company or the successor or acquiring corporation, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 of the Indenture, and in respect of the Interest Make-Whole Payment, if applicable, in accordance with 14.01(b) of the Indenture and (B) (x) any amount payable in cash upon conversion of the Notes in accordance with Section 14.01 and Section 14.02 of the Indenture shall continue to be payable in cash, (y) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.01 and Section 14.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Specified Corporate Event and (z) the Daily VWAP shall be calculated based on the value of a unit of Reference Property;

WHEREAS, the Merger constitutes a Specified Corporate Event, Fundamental Change and Make-Whole Fundamental Change;

WHEREAS, in accordance with Section 10.01(c) of the Indenture, the Company and the Trustee may amend or supplement the Indenture and the Notes as provided in this Supplemental Indenture without notice to, or consent of, any Holder, in connection with any Specified Corporate Event, provided that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and related changes to the terms of the Notes are made to the extent expressly required by Section 14.09 of the Indenture;

WHEREAS, each of the Company, Parent Guarantor and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with the Indenture, stating that the Supplemental Indenture complies with Article 10 of the Indenture, that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the actions contemplated by the Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, Parent Guarantor and the Trustee and a valid amendment of, and supplement to, the Indenture and the Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. (a) The following definitions in Section 1.01 of the Indenture are hereby amended and restated as follows:

“Applicable Closing Price” means $2.07 less the Cash Component divided by 0.19936. The Applicable Closing Price will be adjusted on the date the Conversion Rate is adjusted pursuant to Section 14.05 or 14.06. The adjusted “Applicable Closing Price” will be equal to the Applicable Closing Price immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to such adjustment of the Applicable Closing Price and the denominator of which is the Conversion Rate as so adjusted.

“Board of Directors” means the board of directors of Parent Guarantor or the Company, as the context requires, or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent Guarantor or the Company, as the case may be, to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Common Stock” means the common stock of Parent Guarantor, par value $0.01 per share, as of August 3, 2015, subject to Section 14.09.

“Daily Conversion Value” means, for each of the 50 Consecutive Trading Days during the Observation Period, one-fiftieth (1/50th) of the product of (a) the Conversion Rate on such Trading Day and (b) 0.19936 of the Daily VWAP on such Trading Day plus the Cash Component.

“Daily Settlement Amount,” for each of the 50 consecutive Trading Days during the relevant Observation Period, shall consist of:

(a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of Ciena Consideration Units equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) 0.19936 of the Daily VWAP on such Trading Day plus the Cash Component.

“Daily VWAP” means, for each of the 50 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CIEN <equity> AQR” (or any successor thereto if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by an independent nationally recognized investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Parent Guarantor, its Subsidiaries and the employee benefit plans of Parent Guarantor and its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Parent Guarantor’s Common Equity representing more than 50% of the voting power of Parent Guarantor’s Common Equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination and any recapitalization, reclassification or change pursuant to a transaction described in clause (B)) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving Parent Guarantor pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Parent Guarantor and its Subsidiaries, taken as a whole, to any Person other than one of Parent Guarantor’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of Parent Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the holders of Common Stock or the board of directors of Parent Guarantor approve any plan or proposal for the liquidation or dissolution of Parent Guarantor; or

(d) the Common Stock (or other Reference Property into which the Notes are then convertible) ceases to be listed or admitted for trading on any Permitted Exchange;

provided, however, that a transaction or series of transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock listed or admitted for trading on a Permitted Exchange or will be so listed or admitted for trading when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration shall constitute Reference Property for the Notes.

“Officer” means, with respect to Parent Guarantor or the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to Parent Guarantor or the Company, means a certificate that is delivered to the Trustee and that is signed by any Officer of Parent Guarantor or the Company, as the case may be. Each such certificate shall include the statements provided for in Section 19.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.08 shall be the principal executive, financial or accounting officer of Parent Guarantor.

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to Parent Guarantor or the Company, or other counsel reasonably acceptable to the Trustee and delivered to the Trustee and, which opinion may contain customary exceptions and qualifications as to the matters set forth therein. Each such opinion shall include the statements provided for in Section 19.05 if and to the extent required by the provisions of such Section 19.05.

(b) The following definitions are hereby added to Section 1.01 of the Indenture:

“Cash Component” means the cash portion of the Ciena Consideration Unit, which is $0.63, without interest.

“Ciena Consideration Unit” means 0.19936 shares of Common Stock plus the Cash Component.

“Parent Guarantor” means Ciena Corporation, a Delaware corporation, and subject to the provisions of Article 11 of the Indenture, shall include its successors and assigns.

ARTICLE II

EFFECT OF THE MERGER

Section 2.01. All references to (i) “shares of Common Stock” and “Common Stock” in Sections 7.03, 7.05, 8.03, and 14.02(a)(vi) of the Indenture, the introductory paragraph of Section 14.02(a) of the Indenture, the Face of Notes, the 11th paragraph of the Reverse of Notes, and the Notice of Conversion attached as Attachment 1 to the Indenture are hereby amended and replaced with “Ciena Consideration Units” and (ii) “Last Reported Sale Price of the Common Stock” and “Last Reported Sale Prices of the Common Stock,” as applicable, in the definition of “Trading Price” in Section 1.01, Section 14.01(b)(i), Section 14.01(b)(iv), Section 14.03(a) and Section 16.01(a) of the Indenture and the 7th paragraph of the Reverse of Notes are hereby amended and replaced with “0.19936 of the Last Reported Sale Price of the Common Stock plus the Cash Component” and “0.19936 of the Last Reported Sale Prices of the Common Stock plus the Cash Component,” respectively.

Section 2.02. Section 4.06(a) of the Indenture is hereby amended by replacing “the Company” with “Parent Guarantor or the Company, as the case may be,” in each of the three instances therein.

Section 2.03. (a) Clauses (c), (e) and (f) of Section 6.01of the Indenture are each hereby amended by replacing “the Company” with “Parent Guarantor or the Company”.

(b) Clause (n) of Section 6.01 of the Indenture is hereby amended by replacing “any Subsidiary Guarantor” with “any Subsidiary Guarantor or Parent Guarantor” in each of the two instances therein.

(c) Section 6.02 of the Indenture is hereby amended by replacing the second reference to “the Company” in the first sentence thereof with “Parent Guarantor and the Company.” Section 6.02 is hereby further amended by replacing the only reference to “the Company” in the second paragraph thereof with “Parent Guarantor and the Company.”

(d) Clause (ii) of Section 6.09 of the Indenture is hereby amended by replacing the reference to “the Company” with “Parent Guarantor or the Company.”

Section 2.04. (a) Section 10.01 of the Indenture is hereby amended by replacing the first reference to “the Company” with “Parent Guarantor and the Company.”

(b) Section 10.02 is hereby amended by replacing the first reference to “the Company” with “Parent Guarantor and the Company.”

(c) Section 10.03 is hereby amended by replacing the reference to “the Company” with “Parent Guarantor and the Company.”

Section 2.05. Section 11.01 is hereby amended and restated in its entirety to read as follows:

Section 11.01. Parent Guarantor and Company May Consolidate, Etc. on Certain Terms. Neither Parent Guarantor nor the Company shall consolidate with, merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Parent Guarantor or the Company, as applicable, in one transaction or any series of related transactions, to another Person, unless:

(a) either (i) Parent Guarantor or the Company, as applicable, is the Person formed by or surviving such merger or consolidation or (ii) the Person (if other than Parent Guarantor or the Company, as applicable) formed by such consolidation or into which Parent Guarantor or the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of Parent Guarantor or the Company’s properties and assets (the “Successor Person”) shall be a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Successor Person expressly assumes, by a supplemental indenture and any other joinders, supplements or other agreements to the Pledge and Escrow Agreement and Related Security Documents in a form reasonably satisfactory to the Trustee, executed and delivered to the Trustee, the Collateral Agent and the Escrow Agent, all of the obligations of Parent Guarantor or the Company, as applicable, under the Notes, this Indenture, the Pledge and Escrow Agreement and the Related Security Documents and causes such amendments, supplements, or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law (subject to the limitations set forth in this Indenture and the Related Security Documents) to preserve and protect the lien on the collateral owned by or transferred to the surviving person, together with such financing statements or comparable documents as may be required to perfect any security interests in such collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(b) immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing;

(c) to the extent Parent Guarantor or the Company is not the Successor Person, each Subsidiary Guarantor (unless it is a party to the transactions in this Section 11.01, in which case Section 11.02 shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Person’s obligations in respect of this Indenture and the Notes and shall have by written agreement confirmed that its obligations under the Related Security Documents shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law (subject to the limitations set forth in this Indenture and the Related Security Documents) to preserve and protect the Liens on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant statutes or jurisdictions; and

(d) in such transaction in which there is a Successor Person, the Successor Person shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that each of the consolidation, merger (or similar transaction), sale, conveyance, assignment, transfer, lease or other disposition and such supplemental indenture and any other joinders, supplements or other agreements to the Pledge and Escrow Agreement and Related Security Documents comply with the provision described in this Article 11, that all conditions precedent provided for in this Indenture relating to such transaction have been complied with and that the supplemental indenture and any other joinders, supplements or other agreements to the Pledge and Escrow Agreement and Related Security Documents are the valid, binding obligations of the Successor Person, enforceable against such Successor Person in accordance with its terms.

Section 2.06. Section 12.01 of the Indenture is hereby amended by replacing “the Company” with “Parent Guarantor or the Company” in each of the three instances therein.

Section 2.07. Section 14.01(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.01. Conversion Privilege. (a) Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note (i) subject to satisfaction of the conditions described in Section 14.01(b), at any time prior to the close of business on the Business Day immediately preceding June 15, 2019 under the circumstances and during the periods set forth in Section 14.01(b), and (ii) regardless of the conditions described in Section 14.01(b), on or after June 15, 2019 and prior to the close of business on the Business Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 409.3998 Ciena Consideration Units (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

Section 2.08. Section 14.01(b)(iii) of the Indenture is hereby amended and restated in its entirety to read as follows:

(iii) If a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding June 15, 2019, regardless of whether a Holder has the right to require the Company to purchase the Notes pursuant to Section 15.02, if Parent Guarantor is a party to a Specified Corporate Event that occurs prior to the close of business on the Business Day immediately preceding June 15, 2019, or if Parent Guarantor publicly announces a transaction or event that would, if consummated, constitute a Fundamental Change, a Make-Whole Fundamental Change or a Specified Corporate Event, all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the date that is 25 Scheduled Trading Days prior to the anticipated effective date of the transaction (or, if later, the Business Day after Parent Guarantor gives notice of such transaction) until 35 Trading Days after the actual effective date of such transaction or, if such transaction also constitutes a Fundamental Change, until the related Fundamental Change Purchase Date. The Company shall notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) (i) at least 25 Scheduled Trading Days prior to the anticipated effective date of such transaction or (ii) if Parent Guarantor has not publicly announced such transaction at least 25 Scheduled Trading Days prior to the anticipated effective date of such transaction, within one Business Day of the date Parent Guarantor publicly announces such transaction, but in no event later than the actual effective date of such transaction. If any transaction or event that would, if consummated, constitute a Fundamental Change, a Make-Whole Fundamental Change or a Specified Corporate Event, is subsequently terminated or cancelled, the Company shall give notice to Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such termination or cancellation and the Notes will not be convertible pursuant to this Section 14.01(b)(iii) as of the date the Company provides such notice. None of the Trustee, the Bid Solicitation Agent or the Conversion Agent shall have any duty to determine or to verify the Company’s determination of whether a Fundamental Change or a Make-Whole Fundamental Change has occurred.

Section 2.09. Section 14.04(c) of the Indenture is hereby amended and restated in its entirety to read as follows:

(c) The number of Additional Shares, if any, by which the Company will increase the Conversion Rate shall be determined by reference to the table below, based on the Make-Whole Fundamental Change Effective Date or the Redemption Notice Date and the price (the “Stock Price”) paid (or deemed to be paid) per 0.19936 of a share of Common Stock plus the Cash Component in the Make-

Whole Fundamental Change or on the Redemption Notice Date. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per 0.19936 of a share of Common Stock plus the Cash Component. In the case of any other Make-Whole Fundamental Change, the Stock Price shall be the average of the Last Reported Sale Prices of 0.19936 of a share of Common Stock plus the Cash Component over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date or the Redemption Notice Date. In the event that a conversion during a Redemption Period would also be deemed to be in connection with a Make-Whole Fundamental Change, a Holder of the Notes to be converted shall be entitled to a single increase to the Conversion Rate with respect to the first to occur of the Make-Whole Fundamental Change Effective Date and the Redemption Notice Date, and the later event will be deemed not to have occurred for purposes of this Section 14.04. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs during such five consecutive Trading Day period.

Section 2.10. In accordance with Section 14.09 of the Indenture, Sections 14.05 and 14.06 of the Indenture are hereby amended and restated in their entirety to read as set forth on Annex A hereto.

Section 2.11. In accordance with Section 14.09 of the Indenture, all references to “the Company” in the definitions of “Additional Shares of Common Stock,” “Aggregate Consideration,” “Effective Price,” and “Ex-Dividend Date” in Section 1.01 and Sections 14.01(b)(ii) (other than the paragraph immediately following subclause (B)), 14.08, 14.10, 14.12 and 14.13 of the Indenture and the third line of the Form of Fundamental Change Purchase Notice attached as Attachment 2 to the Indenture are hereby amended and replaced with “Parent Guarantor.”

Section 2.12. In accordance with Section 14.09 of the Indenture, Section 14.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.09. Effect of Recapitalizations, Reclassifications and Changes of the Common Stock

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving Parent Guarantor,

(iii) any sale, lease or other transfer to a third party of substantially all of the consolidated assets of Parent Guarantor and Parent Guarantor’s existing and future Subsidiaries, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Specified Corporate Event”), then the Company or the successor or acquiring corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under 10.01(c) providing that, at and after the effective time of such Specified Corporate Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ciena Consideration Units equal to the Conversion Rate immediately prior to such Specified Corporate Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ciena Consideration Unit is entitled to receive) upon the occurrence of such Specified Corporate Event; provided, however, that at and after the effective time of the Specified Corporate Event, (A) the Company or the successor or acquiring corporation, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of

Notes in accordance with Section 14.02, and in respect of the Interest Make-Whole Payment, if applicable, in accordance with Section 14.01(b) and (B) (x) any amount payable in cash upon conversion of the Notes in accordance with Section 14.01 and Section 14.02 shall continue to be payable in cash, (y) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.01 and Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Specified Corporate Event and (z) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Specified Corporate Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Specified Corporate Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Specified Corporate Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.04), multiplied by the price paid per share of Common Stock in such Specified Corporate Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the third Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for (x) anti-dilution adjustments that shall be as nearly equivalent as practicable to the adjustments provided for in this Section 14.09, with respect to any Reference Property consisting of shares of Common Equity, and (y) with respect to any other Reference Property, such adjustments (if any) that the Board of Directors determines in good faith are appropriate. If, in the case of any Specified Corporate Event, the Reference Property includes shares of Common Equity or other securities issued by a company that is party to such transaction but is not the Company, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such provisions and modifications as the Board of Directors reasonably considers necessary or appropriate to protect the interests of the Holders, including the right of Holders to require the Company to purchase their notes upon a Fundamental Change by reason of the foregoing. If the Notes become convertible into Reference Property, the Company shall notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) and publish the information on the Company’s website or through such other public medium as the Company may use at that time.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.09, the Company shall promptly file with the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Specified Corporate Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) Parent Guarantor shall not become a party to any Specified Corporate Event unless its terms are consistent with this Section 14.09. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into Ciena Consideration Units or, following receipt of Stockholder Approval, cash, Ciena Consideration Units or a combination of cash and Ciena Consideration Units, as applicable, all as set forth in Section 14.01 and Section 14.02, prior to the effective date of such Specified Corporate Event.

(d) The above provisions of this Section shall similarly apply to successive Specified Corporate Events.

Section 2.13. As a result of the Merger, which constitutes a Make-Whole Fundamental Change and a Fundamental Change, (i) the covenants and provisions described in Section 4.14 shall cease to apply, (ii) the Collateral (other than the Pledged Collateral) is automatically released from the Liens securing the obligations of the Company and the Subsidiary Guarantors under the Indenture, the Notes and the Related Security Documents as provided for in Section 17.06(a), and (iii) the Note Guarantee of each Subsidiary Guarantor shall be automatically and unconditionally released and discharged pursuant to Section 18.06 of the Indenture. As a result of obtaining the Requisite Stockholder Approvals, the Conversion Share Cap and the limitation on the issuance of shares of Common Stock in excess of 1% of the Common Stock outstanding on December 4, 2014 pursuant to any Affiliate Notes and the Affiliate Warrants to a particular Affiliated Investor shall cease to apply. All terms and references related to the foregoing shall be deemed removed from the Indenture unless the context requires otherwise.

Section 2.14. Section 14.04(f) is hereby deleted in its entirety.

ARTICLE III

GUARANTEE

Section 3.01. Parent Guarantor Guarantee. Subject to the provisions of this Article 3, Parent Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on a senior unsecured basis, to the Holders and to the Trustee the full and punctual payment (whether at stated maturity, by declaration of acceleration, upon required repurchase or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, the full and punctual payment of all other amounts payable by the Company under the Indenture and the punctual performance of all other obligations of the Company under the Indenture. Upon failure by the Company to pay punctually any such amount or perform such obligation, Parent Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner, or perform such obligation, in each case, as specified in the Indenture.

Section 3.02. Guarantee Unconditional. The obligations of Parent Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company;

(d) the existence of any claim, set-off or other rights which Parent Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Supplemental Indenture or the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity or unenforceability relating to or against the Company for any reason of this Supplemental Indenture, the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph,

constitute a legal or equitable discharge of or defense to Parent Guarantor’s obligations hereunder (other than the payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture).

Section 3.03. Discharge; Reinstatement. Parent Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, Parent Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 3.04. Waiver by the Guarantor. Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 3.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 3, Parent Guarantor will be subrogated to the rights of the payee against the Company with respect to such obligation.

Section 3.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by Parent Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 3.07. Execution and Delivery of Guarantee. The execution by Parent Guarantor of this Supplemental Indenture evidences the Note Guarantee of Parent Guarantor, whether or not the person signing as an officer of Parent Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of Parent Guarantor.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01. Effectiveness of Amendments. The foregoing amendments to the Indenture and the Notes contained in this Supplemental Indenture shall become effective immediately upon the Effective Time. The Company agrees to notify the Trustee in writing of the occurrence of the Effective Time.

Section 4.02. Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company and Parent Guarantor. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.

Section 4.03. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 4.04. Representations and Warranties. The Company and Parent Guarantor each represent that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform its obligations under the Indenture, (b) it is a corporation organized and validly existing under the laws of the State of Delaware, (c) both before and immediately after giving effect to this Supplemental Indenture, no Default or Event of Default has or will have occurred or be continuing, and (d) this Supplemental Indenture is executed and delivered pursuant to Section 10.01 of the Indenture and does not require the consent of Holders.

Section 4.05. Governing Law. This Supplemental Indenture and any claim, controversy or dispute arising under or related to this Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

Section 4.07. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.08. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.09. No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes. Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

Section 4.10. Successors and Assigns. All covenants and agreements made by the Company and Parent Guarantor in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

CYAN, INC.

By:	/s/ Kenneth M. Siegel
Name:	Kenneth M. Siegel
Title:	Vice President & General Counsel

CIENA CORPORATION

By:	/s/ David M. Rothenstein
Name:	David M. Rothenstein
Title:	Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

Annex A

Section 14.05. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as the holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.05, without having to convert their Notes, as if they held, for each $1,000 principal amount of Notes held, a number of shares of Common Stock equal to the applicable Conversion Rate.

(a) If Parent Guarantor exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if Parent Guarantor effects a share split or share combination of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination;

CR'	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date; and

OS'	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14.05(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 14.05(a) is declared but not so paid or made, then the Conversion Rate shall immediately be readjusted, effective as of the date the Board of Directors of Parent Guarantor determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect had such dividend or distribution had not been declared.

(b) If Parent Guarantor issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling the holders of such rights, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR'	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14.05(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased, as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased, as of the scheduled issuance date, to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 14.05(b) and Section 14.01(b)(ii)(A), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than the average of the Last Reported Sale Prices of the Common Stock for each Trading Day in the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration Parent Guarantor receives for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the board of directors of Parent Guarantor.

(c) If Parent Guarantor distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of Parent Guarantor or rights, options or warrants to acquire shares of its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 14.05(a) or Section 14.05(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 14.05(d), (iii) conversion of the Common Stock into, or exchange of the Common Stock for, in each case, Reference Property pursuant to a transaction described in Section 14.09 and (iv) Spin-Offs as to which the provisions set forth below in this Section 14.05(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire shares of Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR'	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the board of directors of Parent Guarantor) of the Distributed Property with respect to each outstanding share of the Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

Any increase made under this Section 14.05(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, or if any rights or warrants are not exercised before their expiration date, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had such distribution had not been declared or to the extent such rights, options or warrants are not exercised before they expire.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount of Notes held, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received as if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for such distribution. If the board of directors of Parent Guarantor determines the “FMV” (as defined above) of any distribution for purposes of this Section 14.05(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 14.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of Parent Guarantor, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such Spin-Off;

CR'	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day immediately following, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall be determined on the last Trading Day of the Valuation Period, but shall be given effect at the open of business on the Ex-Dividend Date for such Spin-Off. Notwithstanding the foregoing, in respect of any conversion of Notes during the Valuation Period, references in the portion of this Section 14.05(c) related to Spin-Offs with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, but excluding, the Conversion Date in determining the Conversion Rate. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion of Notes, references in the preceding paragraph to 10 consecutive Trading Days will be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period. If such Spin-Off does not occur, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared, effective as of the date on which the board of directors of Parent Guarantor determines not to consummate such Spin-Off.

For purposes of this Section 14.05(c) (and subject in all respect to Section 14.13), rights, options or warrants distributed by Parent Guarantor to all holders of the Common Stock entitling them to subscribe for or purchase shares of Parent Guarantor’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.05(c) (and no adjustment to the Conversion Rate under this Section 14.05(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.05(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.05(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated (or deemed to have expired or been terminated pursuant to the immediately preceding sentence) without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued (to the extent any adjustment to the Conversion Rate was made in connection with such issuance).

For purposes of Section 14.05(a), Section 14.05(b) and this Section 14.05(c), if any dividend or distribution to which this Section 14.05(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 14.05(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 14.05(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.05(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.05(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.05(a) and Section 14.05(b) with respect thereto shall then be made, except that, if determined by Parent Guarantor (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.05(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.05(b).

(d) If any cash dividend or distribution by Parent Guarantor to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR'	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share that Parent Guarantor pays or distributes to holders of the Common Stock.

Any increase pursuant to this Section 14.05(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the board of directors of Parent Guarantor determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(e) If Parent Guarantor or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the date such tender offer or exchange offer expires;

CR'	=	the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the date such tender offer or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the board of directors of Parent Guarantor) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the time such tender offer or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer);

OS'	=	the number of shares of Common Stock outstanding immediately after the time such tender offer or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer); and

SP'	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender offer or exchange offer expires.

The increase to the Conversion Rate under this Section 14.05(e) shall be determined at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires, but shall be given effect at the open of business on the Trading Day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion of Notes within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 14.05(e) with respect to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the expiration date for such tender or exchange offer is less than 10 Trading Days prior to, and including, the end of the Observation Period (if applicable) in respect of any conversion of Notes, references in the preceding paragraph to 10 consecutive Trading Days shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date for such tender or exchange offer to, and including, the last Trading Day of such Observation Period. For the avoidance of doubt, no adjustment pursuant to this Section 14.05(e) shall be made if such adjustment would result in a decrease in the Conversion Rate.

If Parent Guarantor is obligated to purchase shares of the Common Stock pursuant to any such tender or exchange offer described in this Section 14.05(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(f) Notwithstanding this Section 14.05 or any other provision of this Indenture or the Notes, if any adjustment to the Conversion Rate described in clauses (a) through (e) of this Section 14.05 becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate; and for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.05, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) If the application of the formulas described in clauses (a) through (e) of this Section 14.05 or under Section 14.06 would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made (other than as a result of a reverse share split or share combination or the reversal of an increase to the Conversion Rate where the relevant event did not occur, as expressly specified in the Indenture).

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.05, and to the extent allowed by applicable law and any applicable stock exchange on which any of Parent Guarantor’s securities are then listed, (i) Parent Guarantor from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the board of directors of Parent Guarantor determines that such increase would be in Parent Guarantor’s best interest and (ii) Parent Guarantor may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Notwithstanding anything to the contrary in this Article 14, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Parent Guarantor or any of Parent Guarantor’s Subsidiaries;

(ii) except as set forth in Sections 14.05(b), 14.05(c) or 14.06, upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (i) of this subsection;

(iii) upon the repurchase of any shares of the Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 14.05(e);

(iv) solely for a change in the par value (or lack of par value) of the Common Stock; or

(v) for accrued and unpaid interest, if any.

(j) All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). The Company shall not adjust the Conversion Rate pursuant to clauses (a) through (e) of this Section 14.05 or Section 14.06 unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, (i) upon any conversion of Notes and (ii) annually, on the anniversary of the original issue date of the Notes, the Company shall give effect to all adjustments that the Company has otherwise deferred pursuant to the immediately preceding sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 14.05, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of Parent Guarantor so long as Parent Guarantor does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of Parent Guarantor, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(m) If, in the case of any conversion of a Note to which Cash Settlement or Combination Settlement applies, on any Trading Day during the Observation Period for such Note, shares of Common Stock are deliverable as part of the Daily Settlement Amount for such Trading Day, and

(i) the Effective Date for any Qualifying Dilutive Issuance, Ex-Dividend Date for any issuance, dividend or distribution, the Effective Date for any share split or combination or the expiration date for any tender offer or exchange offer that, in each case, would require an adjustment to the Conversion Rate under clauses (a) through (e) of this Section 14.05 or under Section 14.06 occurs prior to the Company’s delivery of such shares of Common Stock and/or cash to the converting Holder;

(ii) the applicable Conversion Rate for such Trading Day will not reflect such adjustment; and

(iii) the shares of Common Stock and/or cash that the Company will deliver to the converting Holder with respect to such Trading Day are not entitled to participate in the relevant event (because the converting Holder is not treated as the holder of such shares of Common Stock on the related Ex-Dividend Date, Effective Date, expiration date or otherwise), then the Company shall adjust the number of shares and/or cash that the Company delivers to such Holder as part of the Daily Settlement Amount for such Trading Day in a manner that the Board of Directors determines appropriately reflects the relevant issuance, dividend, distribution, transaction or event.

(n) If any adjustment is made to the Conversion Rate pursuant to this Section 14.05 or 14.06, then concurrently therewith (but without any further adjustment to the Conversion Rate), the Cash Component shall be adjusted based on the following formula:

CC’ = (CC0 × CR0) / CR’

where,

CC0	=	the Cash Component in effect immediately prior to such adjustment to the Conversion Rate;

CC'	=	the new Cash Component in effect immediately after such adjustment to the Conversion Rate;

CR0	=	the Conversion Rate in effect immediately prior to such adjustment to the Conversion Rate; and

CR'	=	the new Conversion Rate in effect immediately after such adjustment to the Conversion Rate.

For the avoidance of doubt, (i) any adjustment of the Cash Component pursuant to this Section 14.05(n) shall not cause an additional adjustment to the Conversion Rate as a result of the adjustment of the Cash Component and (ii) in no event shall the amount of cash payable on the conversion of all of the Notes immediately prior to any adjustment to the Conversion Rate pursuant to this Section 14.05 or 14.06 be different that the amount of cash payable on the conversion of all of the Notes immediately after such adjustment.

Section 14.06. Conversion Rate Adjustments upon Certain Issuances of Common Stock. (a) If Parent Guarantor issues, or has been deemed by the express provisions of this Section 14.06 to have issued, Additional Shares of Common Stock, for an Effective Price less than the Applicable Closing Price (a “Qualifying Dilutive Issuance”), then and in each such case, the Conversion Rate will be increased based on the following:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Effective Date for such issuance;

CR'	=	the Conversion Rate in effect immediately after the open of business on such Effective Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Effective Date;

X	=	the total number of Additional Shares of Common Stock so issued;

CP0	=	the Applicable Closing Price in effect immediately prior to the open of business on the Effective Date for such issuance; and

Y	=	the Aggregate Consideration.

Any adjustment made under this Section 14.06(a) shall become effective immediately after the open of business on the Effective Date for such issuance or deemed issuance of Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of Additional Shares of Common Stock or the Effective Price, as applicable, ascertainable. For the avoidance of doubt, to the extent a Conversion Rate adjustment is made under Section 14.05 with respect to any issuance or deemed issuance of Additional Shares of Common Stock, no adjustment will be made pursuant to this Section 14.06.

(b) For the purpose of the adjustment required under Section 14.06(a), if Parent Guarantor (i) issues (x) preferred stock or other stock, options, warrants, purchase rights or other securities exercisable for, exchangeable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and (ii) if the effective price of such Additional Shares of Common Stock is less than the Applicable Closing Price, in each case, Parent Guarantor shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Parent Guarantor for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to Parent Guarantor upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to Parent Guarantor upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses Parent Guarantor shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(c) If the minimum amount of consideration payable to Parent Guarantor upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to Parent Guarantor upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to us upon the exercise or conversion of such rights, options or Convertible Securities.

(d) No further adjustment of the Conversion Rate or the Applicable Closing Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Rate and the Applicable Closing Price, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Rate or the Applicable Closing Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by us upon such exercise, plus the consideration, if any, actually received by us for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by Parent Guarantor (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such convertible securities, provided that such readjustment shall not apply to prior conversions of the Notes.

(e) In the event that Parent Guarantor issues, or is deemed to have issued, Additional Shares of Common Stock in a qualifying dilutive issuance (the “First Dilutive Issuance”), then in the event that Parent Guarantor issues, or is deemed to have issued, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Rate shall be increased to the Conversion Rate and the Applicable Closing Price shall be decreased to the Applicable Closing Price, in each case, that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the Effective Date of the First Dilutive Issuance.